EXHIBIT 5.1
OPINION OF VENABLE LLP
May 6, 2008
Equity One, Inc.
1600 N.E. Miami Gardens Drive
North Miami Beach, Florida 33179
     Re:     Registration Statement on Form S-8
Ladies and Gentlemen:
     We have served as Maryland counsel to Equity One, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of a total of (a) 364,660 shares (the “Olson Shares”) of common stock, par value $.01 per share, of the Company (the “Common Stock”) for future issuance upon exercise of stock options granted pursuant to the First Amended and Restated Employment Agreement (the “Agreement”), dated August 28, 2006, by and between the Company and Jeffrey S. Olson; (b) 97,166 shares of restricted stock (the “Restricted Shares”) issued pursuant to the Agreement; and (c) 3,000,000 additional shares (the “Plan Shares” and, together with the Olson Shares, the “Future Shares”) of Common Stock, issuable pursuant to the Equity One, Inc. Amended and Restated 2000 Executive Incentive Compensation Plan (the “Plan”), covered by the above-referenced Registration Statement and all amendments thereto (the “Registration Statement”), to be filed by the Company under the Securities Act of 1933, as amended (the “1933 Act”).
     In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):
     1. The Registration Statement, including the related form of prospectus included therein, in the form in which it will be transmitted by the Company to the Securities and Exchange Commission (the “Commission”) under the 1933 Act;
     2. The charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);
     3. The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

Equity One, Inc.
May 6, 2008

     4. Resolutions adopted by the Board of Directors of the Company, or a duly authorized committee thereof, relating to the issuance, sale and registration of the Future Shares and the Restricted Shares (the “Resolutions”), certified as of the date hereof by an officer of the Company;
     5. The Agreement;
     6. The Plan;
     7. A certificate of the SDAT as of a recent date as to the good standing of the Company;
     8. A certificate executed by an officer of the Company, dated as of the date hereof; and
     9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.
     In expressing the opinion set forth below, we have assumed the following:
     1. Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.
     2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.
     3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.
     4. All Documents submitted to us as originals are authentic. The form and content of the Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. Any Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Equity One, Inc.
May 6, 2008

     5. The Future Shares will not be and the Restricted Shares have not been issued or transferred in violation of any restriction or limitation contained in Article VII of the Charter.
     Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:
     1. The Company is a corporation duly incorporated and validly existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.
     2. The issuance of the Future Shares has been duly authorized and, when and if issued and delivered against payment therefor and otherwise in the manner described in the Resolutions, the Registration Statement and the Plan or the Agreement, as applicable, the Future Shares will be (assuming that upon any such issuance the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter) validly issued, fully paid and nonassessable.
     3. The issuance of the Restricted Shares has been duly authorized and the Restricted Shares are validly issued, fully paid and nonassessable.
     The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.
     The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
     This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.
Very truly yours,